Exhibit 99.1

For more information, contact:

Investors:

Corey Kinger, WW

+212.601.7569

corey.kinger@weightwatchers.com

Media:

Megan Bishop, Teneo Strategy for WW

+1 917.544.0071

megan.bishop@teneostrategy.com

WW to Transfer Stock Exchange Listing to Nasdaq

Company’s Ticker Symbol to Remain “WTW”, Aligned with New Tagline: “Wellness that Works.™”

NEW YORK (Oct. 1, 2018) – Weight Watchers International, Inc. (NYSE: WTW) (“WW”), a global wellness company and the world’s leading commercial weight management program, today announced it will be transferring its stock exchange listing from the New York Stock Exchange to The Nasdaq Global Select Market. WW shares are expected to begin trading as a Nasdaq-listed security at market open on October 15, 2018, with the common stock continuing to trade under the symbol “WTW”, which is aligned with the Company’s new tagline: “Wellness that Works.™”

“We are excited to have Nasdaq, which hosts many of the world’s leading technology companies, as our new stock exchange partner. Nasdaq will provide WW with greater brand visibility and marketing opportunities to help reach people interested in health and wellbeing,” said Nick Hotchkin, CFO of WW. “As a technology experience company with a mission of becoming the world’s partner in wellness, we continue to innovate and enhance the WW experience for our millions of members around the world, providing them with integrated, digital tools that reflect a holistic focus on wellness.”

“Through its technology-enabled tools and user-centric approach, WW encourages people, families, and communities to live their healthiest, happiest life, every single day,” said Nelson Griggs, President, Nasdaq Stock Exchange. “We welcome WW to join our family of innovative game changers and look forward to supporting their purpose of inspiring healthy habits for real life for everyone.”

About Weight Watchers International, Inc.

WW is a global wellness company and the world’s leading commercial weight management program. We inspire millions of people to adopt healthy habits for real life. Through our engaging digital experience and face-to-face group workshops, members follow our livable and sustainable program that encompasses healthy eating, physical activity, and a positive mindset. With more than five decades of experience in building communities and our deep expertise in behavioral science, we aim to deliver wellness for all. To learn more about the WW approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at corporate.ww.com).